EXHIBIT (j)(6)


                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Post-Effective Amendment No. 68 to the Registration Statement (1933 Act File No. 2-27962) on Form N-1A of Eaton Vance Special Investment Trust of our reports dated January 31, 2003 for Large-Cap Core Portfolio and Eaton Vance Large-Cap Core Fund (the "Fund") included in the December 31, 2002 Annual Report to Shareholders of the Fund.

     We also consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Other Service Providers" in the Statement of Additional Information which are incorporated by reference into the Registration Statement.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

July 8, 2003
Boston, Massachusetts